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                              FOR IMMEDIATE RELEASE

                                THE LOEWEN GROUP
                             REPORTS FIRST QUARTER
                                     RESULTS


VANCOUVER, B.C., May 5, 1997 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) today reported record revenues and net earnings for the first quarter of 1997. Fully diluted earnings per share were $0.36 for the quarter, a 20 per cent increase from the $0.30 reported during the same quarter the previous year.

For the first quarter of 1997, revenues increased 42 per cent to $274.7 million, up from $193.1 million during the same period a year ago. Net earnings also increased to $23.7 million, a 38 per cent increase from the first quarter of 1996.

Strong growth in the Company's
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cemetery division contributed revenues of $97.4 million, up 83 per cent from the first quarter of 1996. Funeral home revenues increased 17 per cent to $155.5 million and insurance revenues increased to $21.7 million from $6.5 million.

"These strong first quarter results reflect a return to the Company's traditional levels of growth and performance now that the distractions of the past 18 months are behind us," said Ray Loewen, chairman and chief executive officer.

The Company has agreements in place or has closed acquisitions this year with a total purchase price of some $438 million. Since the beginning of the year, the company has closed transactions to acquire 42 funeral homes and 60 cemeteries for $152 million. In addition, the Company has in place signed agreements for the acquisition of 59 funeral homes and 76 cemeteries for an estimated total purchase price of $286 million.

In March, 1997, the Company announced it had filed a $1 billion shelf registration statement with the Securities and Exchange Commission. Today the Company filed a preliminary prospectus for a takedown of 10 million Common shares, plus an over-allotment option of 1,500,000 Common shares for a proposed public offering in the United States and Canada. The proceeds from the offering will be used for working capital and general corporate purposes, including acquisitions. Pending use for such purposes, the net proceeds will be used to repay outstanding indebtedness. The offering will be managed by Smith Barney Inc. and Nesbitt Burns Inc.

The Company also announced it had received a commitment from the Bank of Montreal to increase its principal revolving credit facility to $1 billion from its current $750 million. The commitment is subject to completion of a proposed equity offering and approval of certain other senior lenders.

With corporate offices in Vancouver, Cincinnati and Philadelphia, The Loewen Group Inc. is the fastest-growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs some 17,000 people and owns or operates 997 funeral homes and 373 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is

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derived from the United States.

The shelf registration statement filed with the Securities and Exchange Commission has not yet become effective. The securities subject to the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of a prospectus. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.